# The Group Code of Ethics



# Ensuring that business ethics is central to responsible growth





**"As a trusted partner, Orange gives everyone the keys to a responsible digital world."**

Trust is the cornerstone of our purpose: the trust of our employees, our customers, our suppliers, our shareholders, all our partners and society as a whole. It is built day by day and must be constantly maintained.

Orange's ethics and compliance approach plays a large part in this: the commitments to respect, integrity, quality of service, and team spirit that shape our code of ethics all guide our professional behavior and ensure we conduct our business responsibly, sustainably, and with respect for people, the environment, and regulations – in particular by applying the fundamental principle of fair and healthy competition, based on the quality of our products, our services and our customer relations. We must all uphold them, whatever our job is, across our entire footprint. They call for each of us to set an example, employees, managers, and directors alike.

Ethical issues are not always easy. Don't keep your questions to yourself: if you are in any doubt, talk about it and ask for advice from your manager, your Ethics Advisor, or your Compliance Officer.

The code of ethics is a reference document for the Group, we hope each of you will use it in the same way and that it will serve as daily inspiration.

**Jacques Aschenbroich**
Chairman of the Board of Directors

**Christel Heydemann**
CEO of Orange

# Our commitments

**Commitment to Respect** guides our relations with all our stakeholders and must be a permanent part of our business activities and relationships Recognition of individual difference must be taken into consideration and go beyond minimum observance of laws and regulations.

Respect is central to human interaction, not only within the Group and “vis-à-vis” our customers our shareholders, but also in our social and societal environments.

We respect individuals and their right to privacy. We respect differences of origin, ethnicity, gender, culture, age, family situation, religious beliefs, and support for political or trade-union activities.

**Commitment to Integrity** leads us to strictly observe our duty of honesty in our business dealings. It requires us all, and Management in particular, to individually set an example when carrying out our duties “vis-à-vis” our customers, our colleagues, and all other stakeholders.

**Commitment to Quality** consists in providing our customers with quality service. Quality applies to every line of business and everyone plays a part and contributes to achieving this objective. Our ambition is to be acknowledged and endorsed by all our stakeholders.

**The Team spirit** that inspires us also encompasses solidarity and cooperation. It means we can combine the best skills for the benefit of our customers and stakeholders, and together overcome the challenges facing us now and in the future.

Our action and conduct principles are in line with fundamental principles, such as those of the Universal Declaration of Human Rights, and those set out by the International Labour Organisation (in particular those regarding the ban on child and forced labour), by the OECD (in particular as regards the fight against corruption), and the commitments which the Group embraces, notably in respect of Corporate Social Responsibility, by being one of the first organisations to sign up to the United Nations Global Compact.



# Our principles of action

## With our customers

Orange has built its success on the ability to deliver quality products and services that satisfy customers. Ever attentive to customer needs and expectations, we constantly evaluate and improve our products and services, the quality of our relations in all channels (boutiques, call centres, online channels and social media), our ability to innovate and our processes as part of streamlined customer journeys.

Our commitment to putting quality and innovation to work for our customers is the driving force behind every product we design and bring to market.
We understand that concerns and demands with respect to public health and safety are of paramount importance.

## With our shareholders

All our efforts are directed towards increasing shareholder trust with the aim of ensuring that their investment is profitable.

We provide our shareholders with intelligible, relevant and reliable information on a regular and timely basis, and actively solicit investor feedback, in particular through our Shareholders' Club (Club des Actionnaires). We also make every effort to ensure that stock market rules and regulations and the principles of good corporate governance are honoured.

## With our employees

We believe in the integrity, sense of initiative, accountability, and motivation of our employees. We work to create conditions that are conducive to developing their professional strengths and sense of individual accountability in an environment fostering greater personal initiative. We also aim to develop collective intelligence, a sense of innovation, and team spirit. Teams are made up of people from diverse cultural and professional backgrounds. We do not tolerate discrimination in any shape or form, especially in hiring and promotion. We expect all our affiliates to establish and enforce procedures that enable employees to report any cases of non-compliance with this Code that may come to their attention. In addition, we require that all such reports are investigated appropriately and with due diligence, in strict accordance with applicable laws.

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## With our suppliers

We actively build lasting relationships with suppliers, based on trust, integrity and respect, to ensure the best possible service for our own customers. We expect our suppliers to abide by ethical standards that match our own, as set out in this Code.

## With our competitors

We seek to competitively differentiate ourselves through the unimpeachable quality of customer experience based on the quality of our products and services and of our relationships.
We subscribe wholeheartedly to the notion of healthy, fair competition - a key driver of growth and innovation.

## With all other stakeholders in countries where the Group operates

We comply with the laws and regulations in force and respect the natural and cultural environments of the countries where we do business.

In no circumstances do we finance political parties or organisations whose purpose is primarily political. The Group does not tolerate corruption.
We promote the use of information and communication technologies to support sustainable development and contribute to the well-being of the local communities in which we operate.

We take steps to be environmentally aware by optimizing our use of energy and other natural resources, and by taking environmental concerns into careful consideration in all our businesses.

Whether we are tasked with a general interest mission or with providing universal service, we undertake to deploy the appropriate resources for fulfilling our commitments.



# The principles of individual conduct

**Everyone, from Directors to employees, is expected to demonstrate integrity, respect, impartiality, professionalism and a sense of personal accountability in the performance of the duties and tasks entrusted to them. Everyone who works for the Group, no matter what their line of business or level of responsibility, is expected to aspire to excellence and continuous improvement in terms of skills and the ability to innovate. Everyone is expected to contribute to creating and maintaining a trusting, productive work environment, and to facilitating performance, initiative and team spirit.**

## How do I put these principles into practice in my professional activity?

### In my relationships with customers and suppliers

Whether a Director or a member of staff, I behave with integrity, quality, and impartiality in my dealings with customers and suppliers. I refrain from soliciting gifts or perks, and do not accept anything of more than token value. I abstain from engaging in illegal practices of any kind and do not participate in acts of corruption.

If I negotiate agreements with third parties, I take adequate and appropriate measures to ensure that the information provided and representations made are accurate. Moreover, before making commitments that are binding on the Group or one of its affiliates, I make every effort to ensure that the technical, commercial, legal and other aspects of the agreement are properly set out.

### In protecting corporate assets

Whether a Director or a member of staff, I make every effort to protect intellectual property and any and all Group projects and know-how. I am responsible for ensuring that Group resources are used appropriately and its assets safeguarded, and that waste and misuse are avoided. In using the resources made available to me to do my work, I am expected to act in the best interests of the Group and in accordance with the applicable rules If I am privy to confidential information in the course of my work or by accident, I take reasonable precautions to ensure that this information remains confidential.

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**A set of guidelines pertaining specifically to stock trading supplements this Code, in accordance with regulations in force.**

This obligation continues in full force and effect, even if as an employee or Director I cease to be employed by the Group.

## Primacy of the Group's fundamental principles

Whether a Director or a member of staff, if I learn that an act of fraud or some other prohibited act has been committed against the Group or one of its affiliates, I am expected to report the matter to my immediate manager, the Group Internal Audit and Risk Management Department (Direction de l'Audit Interne et du Contrôle des Risques du Groupe) or any governance body reporting to the Board of Directors.

## In case of a conflict of interest

Whether a Director or a member of staff, I avoid situations in which my individual interests (or the interests of individuals or legal entities I am related or close to) conflict with those of Group entities.
If this is unavoidable, I act in accordance with my conscience and with my duty to the Group and I inform my manager or the head of human resources in the event of a possible conflict of interests.
If a Director, I should consult the chairman of the board of the affiliate in question.

## Stock trading conduct

Whether a Director or a member of staff, if I am in possession of material, non-public information that, if it were made public, could impact the future value of a publicly traded security of the Group or one of its affiliates, in the strictest accordance with the law, I shall refrain from disclosing this information, from directly or indirectly trading on the basis of this information in a financial marketplace, and from allowing, whether purposely or not, third parties to do so before such information is made public. Failure to comply may be grounds for personal liability and may entail sanctions, up to and including criminal sanctions.



# Business ethics at Orange Group

## Role of the code of ethics

Our business ethics guide the professional conduct of the Group and its affiliates. This includes all Group employees, regardless of their line of business or level of responsibility.
All Group employees, in particular senior managers, are expected to promote and practise these principles.

## Status of the Code of Ethics

This Code is not intended to replace the laws and regulations in force in any country where the Group operates, whether in the European Union or elsewhere. Nor does it replace existing agreements or commitments.
Where appropriate, special-purpose codes of conduct may supplement this Code.

## Role of the Group Ethics Committee

The Group Ethics Committee is responsible for handling questions related to Group ethical standards. The Group Chairman appoints its members. Periodically, the Committee reviews the extent to which the Code is known and enforced, as well as Group practice in the area of business ethics.

The Committee seeks to ensure that these practices are consistent throughout the Group.

It also stays abreast of changes in regulations and jurisprudence in this area. At its own discretion or on request, the Committee advises Group affiliates on respect for Group values and implementation of the principles set out in the Code and, as required, on the formation of a local ethics compliance committee.

Acting in the strictest confidentiality, the Committee may consider individual matters submitted to it for review by Group employees or their managers. The Committee submits recommendations to the Chairman of the Group aimed at increasing compliance with and understanding of the Code. It also proposes whatever additions and amendments to the Code that may be required.

The Committee reports on its activities annually to the Chairman of the Group and to the Chairman of the Governance subcommittee of the Orange Board of Directors.

To facilitate this process at Group level, business ethics advisors and coordinators have been appointed in each country and/or affiliate to advise employees and submit any local concerns or queries to the Ethics Committee and to ensure that any practical applications appropriate to the specific local context and lines of business are circulated.



October 2022 edition